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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors of CH2M HILL Companies, Ltd.:

        We consent to the incorporation by reference in the registration statements (No. 333-60700 and No. 333-56370) on Form S-8 of CH2M HILL Companies, Ltd. of our reports dated February 13, 2004 and January 30, 2004, with respect to the consolidated balance sheets of CH2M HILL Companies, Ltd. and Kaiser-Hill Company, LLC, respectively, as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders'/members' equity and comprehensive income, and cash flows for each of the years in the two year period ended December 31, 2003, which reports appear in the December 31, 2003, annual report on Form 10-K of CH2M HILL Companies, Ltd.

KPMG LLP
Denver, Colorado February 24, 2004

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INDEPENDENT AUDITORS' CONSENT